EXHIBIT 4.27

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of May 7, 2025, by and between GIVBUX, Inc., a Nevada corporation (the “Company”), and each investor identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”).

BACKGROUND

A. The board of directors (the “Board of Directors”) of the Company has authorized the issuance to the Investors of the Notes (as defined below) and the Warrants (as defined below).

B The Investors desire to purchase the Notes and the Warrants on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the preamble. “Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

“Change of Control” means, with respect to the Company:

(a)

a change in the composition of the Board of Directors at a single shareholder meeting where a majority of the individuals that were directors of the Company immediately prior to the start of such shareholder meeting are no longer directors at the conclusion of such meeting;

(b)

a change in composition of the Board of Directors prior to the termination of this Agreement where a majority of the individuals that were directors as of the date of this Agreement cease to be directors of the Company prior to the termination of this Agreement;

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(c)

unless their replacements shall be approved by the Lead Investor, in its sole discretion, any two of the individuals who are the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of Directors as of the date of this Agreement cease to hold such position at any time prior to the termination of this Agreement;

(d)

other than a shareholder that holds such a position at the date of this Agreement, if a Person comes to have beneficial ownership, control or direction over more than forty percent (40%) of the voting rights attached to any class of voting securities of the Company; or

(e)	the sale or other disposition by the Company or any of its Subsidiaries in a single transaction, or in a series of transactions, of all or substantially all of their respective assets.

“Closing” has the meaning set forth in Section 2.2

 “Closing Date” has the meaning set forth in Section 2.2.

“Closing Equity Conditions” means, during the period in question, (a) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (b) there has been no Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, and (c) the shares of Common Stock shall be DWAC Eligible.

“Commitment Shares” means an amount of shares of Common Stock equal to $555,555.55 divided by the closing price of the Common Stock on the date hereof.

 “Code” has the meaning set forth in Section 5.17

“Collateral Agent” means the Lead Investor.

“Common Stock” means the common stock of the Company with a par value of $0.001 per share.

“Common Stock Equivalent” means any convertible security or warrant, option or other right to subscribe for or purchase any shares of Common Stock or any convertible security convertible into shares of Common Stock.

“Company” has the meaning set forth in the preamble.

“Conversion Shares” means the shares of Common Stock issuable upon the full or any partial conversion of the Notes.

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“DWAC Eligible” means that (a) the Common Stock is eligible at the Depository Trust Company (“DTC”) for full services pursuant to DTC’s Operational Arrangements, including, without limitation, transfer through DTC’s Deposit and Withdrawal at Custodian (“DWAC”) service, (b) the Transfer Agent is approved as an agent in DTC’s Fast Automated Securities Transfer Program, (c) the Conversion Shares are otherwise eligible for delivery via DWAC, (d) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC and (e) the each Investor’s prime broker accepts the Conversion Shares for clearing.

“Equity Interests” means and includes the Company Stock and any Common Stock Equivalents.

“Event of Default” has the meaning set forth in Section 7.1.

“Exempted Securities” means (a) shares of Common Stock or rights, warrants or options to purchase shares of Common Stock issued in connection with any payment of fees to bona fide vendors of services to the Company or its Subsidiaries, (b) equity securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, (c) shares of Common Stock or rights, warrants or options to purchase shares of Common Stock issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors (“Equity Plans”), or (d) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement as disclosed on Schedule 1 hereto, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities.

“Funding Amount” shall mean, as to each Investor, the aggregate amount to be paid for Notes and Warrants purchased hereunder as specified below such Investor’s name on the signature page of this Agreement and next to the heading “Funding Amount,” in United States dollars and in immediately available funds not to exceed a total amount of Ten Million and zero/100 Dollars ($10,000,000.00).

“Guarantee” means a Guarantee, in the form of Exhibit F hereto, issued by the Subsidiaries and certain Affiliates of the Company in favor of the Investors.

“Initial Registration Statement” shall have the meaning ascribe to such term in the Registration Rights Agreement.

“Investors” has the meaning set forth in the preamble.

“Investor Group” shall mean, in respect of an Investor, such Investors plus any other Person with which such Investor is considered to be part of a group under Section 13 of the 1934 Act or with which such Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

“Investor Party” has the meaning set forth in Section 5.10(a).

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“Investor Shares” means the Conversion Shares, the Warrant Shares, the Commitment Shares and any other shares issued or issuable to the Investors pursuant to this Agreement, the Notes or Warrants.

“IP Rights” has the meaning set forth in Section 3.10.

“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities laws.

“Lead Investor” means Kips Bay Select, LP.

“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or the Company and the Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Notes or the Warrants, or (iii) in the opinion of the Company’s auditor the Company is not a going concern or there is reasonable likelihood that the Company’s auditor will be unable to provide a going concern opinion; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Maximum Percentage” means 4.99%; provided, that if at any time after the date hereof the Investor Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act (excluding any Equity Interests deemed beneficially owned by virtue of a Note), then the Maximum Percentage shall automatically increase to 9.99% so long as the Investor Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Investor Group ceasing to own in excess of 4.99% of such class of Equity Interests). Notwithstanding the foregoing, the Maximum Percentage can be increased at the election of an Investor, in respect of such Investor, provided that such Investor has provided not less than 61 days’ prior notice to the Company of such increase.

“Money Laundering Laws” has the meaning set forth in Section 3.25.

“New Securities” means, collectively, equity or debt securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity or debt securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity or debt securities.

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“Notes” has the meaning set forth in Section Error! Reference source not found..

“OFAC” has the meaning set forth in Section 3.23.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Amount” means, as to each Investor, the amounts set forth below such Investor’s signature block on the signature pages hereto next to the heading “Principal Amount,” in United States dollars, not to exceed an aggregate amount of Eleven Million One Hundred Eleven Thousand One Hundred Eleven and 11/100 Dollars ($11,111,111.11).

“Principal Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange OTCQX, OTCQB, or Pink Open Market (or any successors to any of the foregoing).

“Proceedings” has the meaning set forth in Section 3.6.

“Prohibited Transaction” means a transaction with a third party or third parties in which the Company issues or sells (or arranges or agrees to issue or sell):

(a) any debt, equity or equity-linked securities (including options or warrants) that are convertible into, exchangeable or exercisable for, or include the right to receive shares of Common Stock:

(i) at a conversion, repayment, exercise or exchange rate or other price that varies over time based upon a discount to the future trading prices of, or quotations for, shares of Common Stock; or

(ii) at a conversion, repayment, exercise or exchange rate or other price that is subject to being reset at some future date after the initial issuance of such debt, equity or equity-linked security or upon the occurrence of specified or contingent events, including but not limited to, in connection with anti-dilution provisions or other similar price protection provisions; or

(b) any securities in a capital or debt raising transaction or series of related transactions which grant to the Investors the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to the Investors in such first transaction or series of related transactions.

Notwithstanding the foregoing, and for the avoidance of doubt, rights issuances, shareholder purchase plans, or Equity Plans shall not be deemed to be a Prohibited Transaction.

“Registration Rights Agreement” means a Registration Rights Agreement, in the form of Exhibit C hereto, between the

Company and the Investors.

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“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Investor Shares by the Sellers as provided for in the Registration Rights Agreement.

“Required Minimum” means, as of any date, two (2) times the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Conversion Shares issuable upon conversion in full of the Notes or including any Warrant Shares issuable upon exercise in full of the Warrants, ignoring any conversion or exercise limits set forth therein based on a conversion price of $2.52.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5(a).

 “Securities” means the Notes, the Warrants and the Investor Shares.

“Securities Termination Event” means either of the following has occurred:

(a) trading in securities generally in the United States has been suspended or limited for a consecutive period of greater than three (3) Business Days; or

(b) a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than three (3) Business Days.

“Security Agreement” means a Security Agreement, in the form of Exhibit E hereto, among the Company, the Subsidiaries, the Investors, and Collateral Agent.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act.

“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).

“Trading Day” means a day on which the shares of Common Stock are traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX or the Pink Open Market k (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Notes, the Registration Rights Agreement, the Security Agreement, the Guarantee, the Warrants, the Transfer Agent Instruction Letter, and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

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“Transfer Agent” means Olde Monmouth Transfer Co. Inc., 200 Memorial Parkway, Highlands, NJ 07716, Attention: __________, Email: __________, Telephone: __________.

“Transfer Agent Instruction Letter” means a letter of irrevocable instructions addressed by the Company to the Transfer Agent, acceptable to the Lead Investor in its sole discretion.

“Warrant” has the meaning set forth in Section 2.1.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Warrant Share Amount” means in respect of any Warrant issued in a Closing the initial amount of shares of Common Stock for which such Warrant may be exercised and which shall be equal to the applicable Principal Amount of the Note issued to the applicable Investor in such Closing multiplied by One Hundred Percent (100%) and divided by the conversion price of the Note issued to the applicable Investor in such Closing.

2. PURCHASE AND SALE OF THE NOTES AND WARRANTS.

2.1 Purchase and Sale of the Notes and the Warrants. Subject to the terms and conditions set forth herein, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, (i) convertible promissory notes, in the form attached hereto as Exhibit A (each, a “Note” and collectively, the “Notes”) in an amount up to the principal amount set forth on the signature page hereto executed by such Investor, and (ii) Common Stock purchase warrants in the form attached hereto as Exhibit B (each, a “Warrant” and together, the “Warrants”) entitling the holder to purchase an amount of shares of Common Stock equal to the applicable Warrant Share Amount. Subject to the terms and conditions set forth herein, the sale and purchase of Notes and Warrants shall be in conducted in up to fourteen tranches (each, a “Tranche” and together, the “Tranches”) consisting of (x) an initial Tranche (the “Initial Tranche”) of (i) an aggregate Principal Amount of Notes of Five Hundred Sixty Six Thousand Six Hundred Sixty Six and 68/100 Dollars ($566,666.68) and including an aggregate original issue discount of Fifty Six Thousand Six Hundred Sixty Six and 68/100 United States Dollars ($56,666.68), to cover the Investors’ accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Notes issued in connection with such Tranche and (ii) Warrants to purchase a number of shares of Common Stock equal to the applicable Warrant Share Amounts with respect to such Notes, and (y) up to an subsequent thirteen Tranches (each, a “Subsequent Tranche”), of (i) an aggregate Principal Amount of Notes of Eight Hundred Eleven Thousand One Hundred Eleven and 11/100 Dollars ($811,111.11) each and each including an aggregate original issue discount of Eighty One Thousand One Hundred Eleven and 11/100 United States Dollars ($81,111.11), to cover the Investors’ accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Notes issued in connection with such Tranche and (ii) Warrants to purchase a number of shares of Common Stock equal to the applicable Warrant Share Amounts with respect to such Notes. The purchase price of each Note and its accompanying Warrant shall be computed by subtracting the portion of the OID represented by that such Note from the portion of the Principal Amount represented by such Note (a “Purchase Price”). For purposes of this Agreement and the other Transaction Documents, the aggregate Principal Amounts of all the Notes, shall be referred to together as, the “Aggregate Principal Amount; and the aggregate original issue discounts of the Notes shall be referred to together as, the “OID. Notwithstanding, the foregoing the Lead Investor in its sole distraction may elect to increase or decrease the principal amount of any Tranche (with a proportional increase or decrease of the OID for such Tranche); provided that the Aggregate Principal Amount for all Tranches shall not exceed Eleven Million One Hundred Eleven Thousand One Hundred Eleven and 11/100 Dollars ($11,111,111.11).

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2.2 Closings. Subject to the terms and conditions set forth herein, including but not limited to the conditions precedent set forth in Sections 6.1 and 6.2 hereof, the sale of Notes and Warrants in a Tranche may occur in one or more closing (each, a “Closing”) with the date upon which a Closing shall occur being referred to as, a “Closing Date” and shall take place remotely via the exchange of documents and signatures. The Closing of the Initial Tranche (the “Initial Closing”) shall take place, subject to the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.2, on or promptly following the date hereof. The Closing of each Subsequent Tranche (each, a “Subsequent Closing”), subject to the conditions set forth in Section 6.1(a), Section 6.1(c) and Section 6.2, shall take place on the one-month anniversary of the preceding Closing, or if such date is not a Business Day on the next succeeding Business Day following such one-month anniversary. If the conditions in respect of such Closing are not met as of such one-month anniversary the Closing shall take place on the Business Day immediately following such date as such conditions, provided that this Agreement has not otherwise been terminated in accordance with its terms.

2.3 Commitment Shares. Promptly following the date hereof, but in any event prior to the first Subsequent Closing, the Company shall issue to the Lead Investor the Commitment Shares.

2.4 Priority of Obligation. As an inducement for the Investors to enter into this Agreement and to purchase the Notes and Warrants, all obligations of the Company pursuant to this Agreement and the Notes shall be senior in payment to any subsequent Indebtedness (as defined in the Notes) and shall be secured pursuant to the terms of the Security Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As of the date hereof and each Closing Date, the Company represents and warrants to the Investors and covenants with the Investors that, the following representations and warranties are true and correct:

3.1 Organization and Qualification. The Company is a company duly incorporated and validly existing in good standing under the Laws of Nevada and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2 Authorization; Enforcement; Compliance with Other Instruments. The Company has the requisite corporate power and authority to execute the Transaction Documents, to issue and sell the Notes and the Warrants pursuant hereto, and to perform its obligations under the Transaction Documents, including issuing the Investor Shares on the terms set forth in this Agreement. The execution and delivery of the Transaction Documents by the Company and the issuance and sale of the Securities pursuant hereto have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, its shareholders or any other Person in connection therewith. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

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3.3 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Notes and the Warrants hereunder will not (a) conflict with or result in a violation of the Company’s Memorandum and Articles of Association, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) subject to the making of the filings referred to in Section 5, violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected. Assuming the accuracy of the Investors’ representations in Section 4, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and the other transactions contemplated by this Agreement (including the issuance of the Conversion Shares upon conversion of the Notes and the Warrant Shares upon the exercise of the Warrants) and (ii) the issuance of the Notes and the Warrants, and the issuance of the Conversion Shares upon the conversion of the Notes and the Warrant Shares upon the exercise of the Warrants will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

3.4 Capitalization and Subsidiaries.

(a) The authorized shares of the Company consists of 110,000,000 shares of Common Stock. As of the close of business on date of mutual execution of this Agreement, 94,572,767 shares of Common Stock were issued and outstanding. The Conversion Shares, when issued upon conversion of the Notes in accordance with its terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Other than as provided in Schedule 3.4(a), no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Company has duly reserved up to 450,000 shares of Common Stock for issuance upon conversion of the Notes and has duly reserved up to 3,631,083 shares of Common Stock for issuance upon exercise of the Warrants. The Commitment Shares when issued in accordance with the terms of this Agreement, the Conversion Shares, when issued upon conversion of the Notes in accordance with their terms, and the Warrant Shares, if and when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company’s Certificate of Incorporation and Bylaws on file with the SEC are true and correct copies of the Company’s Certificate of Incorporation and Bylaws as in effect as of the date hereof. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

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(b) Schedule 3.4(b) lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and indicates for each Subsidiary (i) the authorized capital stock or other Equity Interest of such Subsidiary as of the date hereof, (ii) the number and kind of shares or other ownership interests of such Subsidiary that are issued and outstanding as of the date hereof, and (iii) the owner of such shares or other ownership interests. No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests. Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

(c) Neither the Company nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the 1933 Act. There are no outstanding securities of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem or purchase any security of the Company or any Subsidiary. There are no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes, the Warrants or the Investor Shares. Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d) The issuance and sale of any of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person other than the Investors and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

3.5 SEC Documents; Financial Statements.

(a) As of the date hereof and except as set forth on Schedule 3.5(a), the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, and audited by a firm that is a member of the Public Company Accounting Oversight Board consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the Notes thereto, or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investors in connection with the Investors’ purchase of the Notes and the Warrants which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(c) Except as disclosed in the SEC Documents, the Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US generally accepted accounting principles and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6 Litigation and Regulatory Proceedings. Except as disclosed in Schedule 3.6, there are no material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the shares of Common Stock or any other class of issued and outstanding shares of the Company, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such and, to the knowledge of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

3.7 No Undisclosed Events, Liabilities or Developments. No event, development or circumstance has occurred or exists, or to the knowledge of the executive officers of the Company is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws on a Current Report on Form 8-K and which has not been publicly announced.

3.8 Compliance with Law. The Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market. The Company is not aware of any facts which could reasonably be anticipated to lead to a delisting of the shares of Common Stock by the Trading Market in the future.

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3.9 Employee Relations. Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

3.10 Intellectual Property Rights. The Company and each Subsidiary owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) necessary to conduct their respective businesses as now conducted. None of the material IP Rights of the Company or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Agreement. Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating any IP Rights of any other Person. No claim has been asserted, and no Proceeding is pending, against the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to the Company’s knowledge, no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding. The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.

3.11 Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

3.12 Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects except those set forth on Schedule 3.12. Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.13 Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

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3.14 Regulatory Permits. The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15 No Materially Adverse Contracts, Etc. Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be anticipated to have a Material Adverse Effect.

3.16 Taxes. Other than as provided on Schedule 3.16, the Company and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal, and applicable state, local and non-U.S. tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim.

3.17 Solvency. After giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement, (a) the Company’s book value of its assets exceeds the Company’s book value of existing debts and other liabilities (ignoring any potential contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets at book value, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt at book value, net equity will be positive. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.

3.18 Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19 Certain Transactions. Other than as disclosed in the Schedule 3.19, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

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3.20 No General Solicitation. Neither the Company, nor any of its Affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes or the Warrants pursuant to this Agreement.

3.21 Acknowledgment Regarding the Investors’ Purchase of the Notes and the Warrants. The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance and sale of the Notes and the Warrants, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its shareholders. The Company is entering into this Agreement and is issuing and selling the Notes and Warrants voluntarily. The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to its Note and Warrant and the transactions contemplated hereby and that neither the Investors nor any person affiliated with the Investors is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes and the Warrants or any other transaction contemplated hereby.

3.22 No Brokers’, Finders’ or Other Advisory Fees or Commissions. Except as set forth on Schedule 3.22, no brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.

3.23 OFAC. None of the Company nor any of the Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investors, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.24 No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

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3.25 Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the best knowledge of the Company, pending, threatened or contemplated.

3.26 Disclosure. The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf has provided the Investors or their agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Investors will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosures provided to the Investors regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.27 Reserved.

3.28 Indebtedness. Except for as listed on Schedule 3.28, the Company or any Subsidiary has no outstanding Indebtedness. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the Notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.28, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

3.29 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Company makes no other representations or warranties to the Investors.

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4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor represents and warrants to the Company as follows:

4.1 Organization and Qualification. Such Investor is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

4.2 Authorization; Enforcement; Compliance with Other Instruments. Such Investor has the requisite power and authority to enter into the Transaction Documents and to perform its obligations thereunder. The execution and delivery by such Investor of the Transaction Documents to which it is a party have been duly and validly authorized by such Investor’s governing body, as necessary, and no further consent or authorization is required. The Transaction Documents to which it is a party have been duly and validly executed and delivered by such Investor and constitute valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor and the purchase of the Notes and the Warrants by such Investor will not (a) conflict with or result in a violation of such Investor’s organizational documents, if applicable, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which such Investor is a party, or (c) violate any Law applicable to such Investor or by which any of such Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of the Notes and the Warrants and the other transactions contemplated by this Agreement.

4.4 Investment Intent; Accredited Investor. Each Investor is purchasing the Notes and Warrants for its own account, for investment purposes, and not with a view towards distribution. Each Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act. Each Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in the Notes, the Warrants and the Investor Shares and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time.

4.5 Acknowledgement of Risk; Opportunity to Discuss. Such Investor acknowledges that an investment in the Company is speculative and subject to numerous risks, including those risks described in the SEC Documents. Such Investor has reviewed and understands the risks related to the Company and its business as described in the SEC Documents. Such Investor has received all materials relating to the business, finance and operations of the Company and the Subsidiaries as it has requested and has had an opportunity to discuss the business, management and financial affairs of the Company and the Subsidiaries with the Company’s management. In making its investment decision, such Investor has relied solely on its own due diligence performed on the Company by its own representatives.

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4.6 Short Selling Prohibition. Investor and the Company each agrees that, while the Note remains outstanding, no person or entity, while acting on behalf of or at the direction of Investor, as applicable, or any of its Affiliates or pursuant to any understanding in connection with the transactions contemplated by this Agreement, shall directly or indirectly engage in any Short Sales with respect to securities of the Company.

4.7 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, such Investor makes no other representations or warranties to the Company.

5. OTHER AGREEMENTS OF THE PARTIES.

5.1 Restrictions on Transfer. The Investor Shares, when issued, will be restricted and certificates relating to the same shall bear a restrictive legend unless they are registered in an effective registration statement or available for resale pursuant to Rule 144 under the 1934 Act.

5.2 Furnishing of Information. As long as any Investor owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as any Investor owns Securities, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to such Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Investor Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Investor Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions.

5.3 Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investors.

5.4 Notification of Certain Events. The Company shall give prompt written notice to the Investors of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (b) any Proceeding pending or, to the Company’s knowledge, threatened against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.

5.5 Available Shares. The Company shall at all times keep authorized and available for issuance, free of preemptive rights, the Required Minimum of shares of Common Stock. If the Company determines at any time that it does not have a sufficient number of authorized shares of Common Stock to keep available for issuance as described in this Section 5.5, the Company shall use all commercially reasonable efforts to increase the number of authorized shares of Common Stock by seeking approval from its shareholders for the authorization of such additional shares.

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5.6 Use of Proceeds. The Company will use the proceeds from the sale of the Notes and Warrants to fund its general working capital operating expenses and expenses associated with this Agreement and the Transaction Documents.

5.7 Repayment of Notes. If the Company issues any debt, including any subordinated debt or convertible debt (other than the Notes), then the Investors will have the option (exercisable in writing by the Investors) to cause the Company to immediately, utilize 25% of the aggregate proceeds of such issuance to repay the outstanding principal amount of the Notes and any accrued, but unpaid, Interest (as defined in the Notes) outstanding on the date of funding of such debt. If the Company issues any Equity Interests for cash as part of a financing transaction (other than in connection with an “at the market” funding program), then the Investors will have the option (exercisable in writing by the Investors) to cause the Company to direct 25% of such proceeds from such issuance to repay the outstanding principal amount of the Notes on the date of closing of such issuance and any accrued, but unpaid, Interest (as defined in the Notes). The Company will notify the Investors no later than two (2) Business Days prior to the public announcement of any such debt or Equity Interest financing and provide the Investors (with the written approval of the Investors agree) to opportunity to exercise the option set forth in the preceding sentence; it being agreed, however, that, notwithstanding such notice to the Investors, the Company shall not be under an obligation to make a public announcement regarding such debt or Equity Interest financing until it is legally required to do so.

5.8 Prohibited Transactions. The Company hereby covenants and agrees not to enter into any Prohibited Transactions without the prior written consent of the Investor, until thirty (30) days after such time as all the Notes shall have been repaid in full and/or has been converted into Conversion Shares.

5.9 Securities Laws Disclosure; Publicity. The Company shall, within one (1) Trading Day following the date hereof, file a Form 8-K report disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto; provided, that the Company may not issue such press release or file such Form 8-K without the prior written consent of the Lead Investor. The Company shall not issue any press release nor otherwise make any such public statement regarding the Investors or the Transaction Documents without the prior written consent of the Lead Investor, except if such disclosure is required by Law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Investors for review prior to release and the Company shall incorporate the reasonable comments of the Investors. Following the execution of this Agreement, the Investors and its Affiliates and/or advisors may, upon receiving the prior written consent of the Investors, place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing the Investors’ relationship with the Company under this Agreement and including the name and corporate logo of the Company. Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and the Investors, and each employee, representative or other agent of the Company or the Investors, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

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5.10 Indemnification of the Investors.

(a) The Company will indemnify and hold the Investors, their respective Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any Investor Party may suffer or incur as a result of or relating to:

(i) any material breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;

(ii) any material misrepresentation made by the Company in any Transaction Document or in any SEC Document;

(iii) any material omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

(iv) any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not an Investor is are party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above.

(b) In addition to the indemnity contained herein, the Company will reimburse the Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(c) The provisions of this Section 5.10 shall survive the termination or expiration of this Agreement.

5.11 Non-Public Information. Except to the extent necessary to fulfill its notice, disclosure or similar obligations hereunder or under any Transaction Document, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investors or their respective agents or counsel with any information that the Company believes constitutes material, non-public information. Except in connection with the fulfillment of its notice, disclosure or similar obligations hereunder or under any Transaction Document, to the extent the Company provides the Investors with material, non-public information, the Company shall publicly disclose such information within forty-eight (48) hours of providing the information to the Investors. The Company understands and confirms that the Investors shall be relying on the foregoing representation in effecting transactions in securities of the Company. In the event that the Company fails to comply with its obligations under this Section 5.11, a liquidated damages charge of 2% of the outstanding principal balance of the Notes will be assessed and will become immediately due and payable each month while such failure remains uncured to the Investors at their election in the form of a cash payment or added to the balance of the Notes.

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5.12 Reserved.

5.13 Listing of Securities. The Company shall: (a) take all steps necessary to cause such shares to be approved for listing on each Trading Market on which the shares of Common Stock are listed as soon as possible thereafter, and (b) maintain the listing of such shares on each such Trading Market for so long as the Investors hold Investor Securities.

5.14 Antitrust Notification. If an Investor determine, in its sole judgment and upon the advice of counsel, that the issuance of the Notes, the Warrants or the Investor Shares pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file as soon as practicable after the date on which the Company receives notice from the Investors of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required to be filed by it pursuant to the HSR Act in connection with such issuance.

5.15 Reserved.

5.16 Share Transfer Agent. The Company’s share transfer agent is Olde Monmouth Transfer Co. Inc. To the Company’s knowledge, such transfer agent participates in the Depository Trust Company Fast Automated Securities Transfer program. For so long as the Investors hold Investor Securities, the Company shall not change its share transfer agent without the prior written consent of the Investors.

5.17 Tax Treatment. The Investors and the Company agree that for U.S. federal income tax purposes, and applicable state, local and non-U.S. income tax purposes, the Notes are not intended to be, and shall not be, treated as indebtedness. No Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of Internal Revenue Code of 1986, as amended (the “Code”), or any analogous provision of applicable state, local or non-U.S. law.

5.18 Set-Off.

(a) The Investors may set off any of its obligations to the Company (whether or not due for payment), against any of the Company’s obligations to the Investors (whether or not due for payment) under this Agreement and/or any other Transaction Document.

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(b) The Investors may do anything necessary to effect any set-off undertaken in accordance with this Section 5.18 (including varying the date for payment of any amount payable by the Investors to the Company).

(c) The Company may set off any of its obligations to the Investors (whether or not due for payment), against any of the Investors’ obligations to the Company (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(d) The Company may do anything necessary to effect any set-off undertaken in accordance with this Section 5.18 (including varying the date for payment of any amount payable by the Company to the Investors).

5.19 No Repricing. The Company shall not, without the prior written consent of the Investors, (i) authorize the amendment of any outstanding note, option, warrant, or other derivative security convertible, exercisable or exchangeable for shares of Common Stock to reduce the conversion, exercise or exchange price of any such security or (ii) grant a replacement note, option, warrant or other derivative security convertible, exercisable or exchangeable for shares of Common Stock for the purpose of reducing the conversion, exercise or exchange price of any such security being replaced.

5.20 Equal Treatment of Investors. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to such Transaction Document. Further, the Company shall not make any payment of principal or interest on the Notes in amounts which are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor and is intended for the Company to treat the Investors as a class and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

6. CLOSING CONDITIONS

6.1 Conditions Precedent to the Obligations of the Investors. The obligation of the Investors to purchase the Notes and the Warrants at each Closing is subject to the satisfaction or waiver by the Investors, at or before such Closing, of each of the following conditions:

(a) General Conditions Precedent.

(i) Consents and Permits. The Company must have obtained and delivered to the Investors copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby.

(ii) No Event of Default. The Lead Investor must be of the reasonable opinion that no Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby.

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(iii) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date;

(iv) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

(v) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(vi) No Suspensions of Trading in the shares of Common Stock; Listing. Trading in the shares of Common Stock shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the shares of Common Stock shall have been at all times since such date listed for trading on a Trading Market;

(vii) Limitation on Beneficial Ownership. The issuance of the Notes or the Warrants to the Investors shall not cause an Investor Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time; and

(viii) Funds Flow Request. The Company shall have delivered to the Investors a flow of funds request, substantially in the form set out in Exhibit D.

(ix) Non-Public Information. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first Business Day after the applicable Closing release or file, as applicable, a press release or a Current Report on Form 8-K describing the terms of the Closing (the “Cleansing Release”). From and after the filing of the Cleansing Release, the Company shall have publicly disclose all material, non-public information (if any) provided up to such time to the Investors by the Company or any of its officers, directors, employees or agents. In addition, upon the filing of the Cleansing Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the Cleansing Release, whether written or oral, between the Company, or any of its officers, directors, affiliates, employees or agents, on the one hand, and the Investors or any of their affiliates, on the other hand, shall terminate.

(x) Closing Equity Conditions. Each of the Closing Equity Conditions shall have been satisfied.

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(b) Conditions Precedent to the Initial Closing.

(i) Required Documentation. The Company must have delivered to the Investors (i) a duly executed certificate of an officer of the Company and each Subsidiary appending thereto (A) copies of duly executed resolutions or consents, of the directors, members or manager, as applicable, approving and consenting to such party’s execution, performance of its obligations under the Transaction Documents and the transaction contemplated thereby, (B) a certificate of good standing or equivalent document dated no more than five days prior to the date of the Initial Closing, in respect of such party, (C) true and correct copies of the organizational documents of such party, and (D) incumbency signatures of such part, (ii) copies of each Transaction Document, duly executed by the Company, the Subsidiaries or the Transfer Agent, as applicable, (iii) a duly executed certificate of an officer of the Company certifying as to matters set forth in clauses (i) – (iv) of Section 6.1(a) and(iv) an opinion of counsel to the Company and Subsidiaries in a form satisfactory to the Lead Investor in its sole discretion; and

(ii) Note and Warrant. The Company shall have delivered to each Investor participating in the Initial Closing a duly executed copy of the Note and Warrant issuable to such Investor in such Closing.

(iii) Transaction Documents. The Company shall have delivered to each Investor duly executed copies of each Transaction Document, apart from the Notes and Warrants being issued in the Initial Closing.

(c) Conditions Precedent to the Subsequent Closing.

(i) Required Documentation. The Company must have delivered to the Investors a duly executed certificate of an officer of the Company certifying as to matters set forth in clauses (i) – (iv) of Section 6.1(a).

(ii) Note and Warrant. The Company shall have delivered to each Investor participating in such Subsequent Closing a duly executed copy of the Note and Warrant issuable to such Investor in such Closing.

(iii) Registration. The Investor Shares issuable in respect of the Notes and Warrants to be issued in such Subsequent Closing shall be eligible for resale under an effective Registration Statement.

(iv) Volume. The trading volume of the Common Stock over the twenty (20) Trading Days immediately preceding such Subsequent Closing shall be in excess of $1,800,000.00.

(v)

6.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to issue the Notes and the Warrants to the Investors at each Closing is subject to the satisfaction or waiver by the Company, at or before such Closing, of each of the following conditions:

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(a) Representations and Warranties. The representations and warranties of the Investors contained herein shall be true and correct in all material respects as of the date when made and as of each Closing Date as though made on and as of such date; and

(b) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(c) Transaction Documents. Such Investor shall have delivered to the Company duly executed copies of each Transaction Document to which such Investor is a party.

(d) Purchase Price. Such Investor shall have delivered to the Company the applicable Purchase Price for the Notes and Warrants being purchased by it in such Closing.

7. EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Agreement:

(a) an Event of Default under the Notes;

(b) any of the representations or warranties made by the Company or any of its agents, officers, directors, employees or representatives in any Transaction Document or public filing being inaccurate, false or misleading in any material respect, as of the date as of which it is made or deemed to be made, or any certificate or financial or other written statements furnished by or on behalf of the Company to the Investors or any of their representatives, is inaccurate, false or misleading, in any material respect, as of the date as of which it is made or deemed to be made, or on any Closing Date; or

(c) a failure by the Company to comply with any of its covenants or agreements set forth in this Agreement, including those set forth in Section 5 in all material respects.

7.2 Investors’ Right to Investigate an Event of Default. If in the reasonable opinion of the Investors, an Event of Default has occurred, or is or may be continuing:

(a) such Investor may notify the Company that it wishes to investigate such purported Event of Default;

(b) the Company shall cooperate with such Investor in such investigation;

(c) the Company shall comply with all reasonable requests made by such Investor to the Company in connection with any investigation by such Investor and shall (i) provide all information requested by such Investor in relation to the Event of Default to such Investor; provided that such Investor agrees that any materially price sensitive information and/or non-public information will be subject to confidentiality, and (ii) provide all such requested information within three (3) Business Days of such request.; and

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(d) the Company shall pay all reasonable costs incurred by such Investor in connection with any such investigation.

7.3 Remedies Upon an Event of Default.

(a) If an Event of Default occurs pursuant to Section 7.1(a), the Investors shall have such remedies as are set forth in the Notes.

(b) If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(c) and is not remedied following written notice provided by the Investors to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Lead Investor may declare, by written notice to the Company, effective immediately, all outstanding obligations by the Company under the Transaction Documents to be immediately due and payable in immediately available funds and the Investors shall have no obligation to consummate any Closing under this Agreement or to accept the conversion of the Notes into Conversion Shares.

(c) If any Event of Default occurs and is not remedied following written notice provided by the Lead Investor to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Investors may, by written notice to the Company, terminate this Agreement effective as of the date set forth in the Investors’ notice.

8. TERMINATION

8.1 Events of Termination. This Agreement may be terminated:

(a) by the Lead Investor on the occurrence or existence of a Securities Termination Event or a Change of Control; and

(b) by the Lead Investor, in accordance with Section 7.3(c).

8.2 Effect of Termination.

(a) Subject to Section 8.2(b), each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

(b) If the Lead Investor terminates this Agreement under Section 7.3(c):

(i) the Investors may declare, by notice to the Company, all outstanding obligations by the Company to the Investors under the Transaction Documents to be due and payable (including, without limitation, the immediate repayment of any Principal Amount outstanding under the Notes plus accrued but unpaid interest) without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the Company, anything to the contrary contained in this Agreement or in any other Transaction Document notwithstanding; and

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(ii) the Company must within ten (10) Business Days of such notice being received, pay to the Investors in immediately available funds the outstanding Principal Amount of the Notes plus all accrued interest thereon (if any), unless this Agreement has been terminated as a result of an Event of Default and provided that (A) subsequent to the termination under Section 8.1(a), the Investors are not prohibited by Law or otherwise from exercising their conversion rights pursuant to this Agreement or the Notes, (B) the Investors actually exercise their conversion rights under this Agreement or the Notes, and (C) the Company otherwise complies in all respects with its obligation to issue Conversion Shares in accordance with the Notes (which obligation will survive termination). Such payments shall be subject to the provisions of Section 2.4 hereof.

(c) Upon termination of this Agreement, no Investor will be required to fund any further amount after the date of termination of the Agreement, provided that termination will not affect any undischarged obligation under this Agreement, and any obligation of the Company to pay or repay any amounts owing to the Investors hereunder and which have not been repaid at the time of termination.

(d) Nothing in this Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

9. RESERVED

10. RIGHT OF PARTICIPATION.

10.1 Until the twelve (12) month anniversary of most recent Closing, in respect of any issuance by the Company or any Subsidiary, of Common Stock, Common Stock Equivalents or other Indebtedness or other securities, whether for cash consideration or a combination of units thereof (a “Subsequent Financing”), the Investors shall have the right to participate in such Subsequent Financing in an amount up their pro rata portion of twenty-five percent (25%) of the initial Principal Amount (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

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10.2 At least fifteen (15) Trading Days (eight (8) hours in case of a Subsequent Financing structured as a public offering or as an “overnight” deal or other similar transaction) prior to the closing of a Subsequent Financing, the Company shall deliver to each Investor a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Investor if it wants to review the details of such financing (each additional notice containing such details, a “Subsequent Financing Notice”). Upon the request of the Investors for a Subsequent Financing Notice, and only upon such a request, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to the Investors. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Persons through or with whom such Subsequent Financing is proposed to be effected, an inquiry as to whether the applicable Investor is willing to participate and what is the maximum amount such Investor is willing to commit, and shall include a term sheet or similar document relating thereto as an attachment. In addition to such other remedies available to the Investors, in the event that the Company fails to provide the Pre Notice required by this Section 10.2, then the Investors shall be entitled to exercise its rights under Section 10 until 60 days after the closing of the particular Subsequent Financing, and the Investors may deem the failure to give any notice required hereunder an Event of Default under the Notes.

10.3 If any Investor desires to participate in such Subsequent Financing, such Investor must provide written notice to the Company within ten (10) Trading Days of receipt of the Subsequent Financing Notice (four (4) hours in the event of a Subsequent Financing structured as a public offering or as an “overnight” deal or other similar transaction) that such Investor is willing to participate in the Subsequent Financing, the maximum amount for which such Investor would be willing to participate if it is allocated to it (up to the Participation Maximum), and representing and warranting that such Investor has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. Any Investors’ election not to participate in any Subsequent Financing shall not waive such Investor’s rights to participate in future Subsequent Financings.

10.4 The transaction documents related to any Subsequent Financing applicable to the Investors shall not include any term or provision whereby the Investors shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder. In addition, the transaction documents related to the Subsequent Financing shall not include any requirement to consent to any amendment to or termination of, or grant any waiver, release or other modification or the like under or in connection with, this Agreement, without the prior written consent of the Investors if required hereunder to consent to such amendment, termination, waiver, consent, release or other modification.

10.5 Notwithstanding anything to the contrary in this Section 10 and unless otherwise agreed to by the Investors, the Company shall either confirm in writing to the Investors that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that the Investors will not be in possession of any material, non-public information, by the Second (2nd) Trading Day following delivery of the Subsequent Financing Notice. If by such Second (2nd) Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by the Investors, such transaction shall be deemed to have been abandoned and the Investors shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries in addition to other remedies available to the Investors. In addition to such other remedies available to the Investors, in the event that the Company fails to provide the notice required by this Section 10.2, then the Investors shall be entitled to exercise their rights under Section 10 until 30 days after the closing of the particular Subsequent Financing and the Investors may deem the failure to give any notice required hereunder an Event of Default under the Notes.

10.6 Notwithstanding the foregoing, this Section 10 shall not apply in respect of issuance of Exempted Securities.

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11. GENERAL PROVISIONS

11.1 Fees and Expenses. Prior to the date of this Agreement, the Company has paid the Investors $25,000 as an advance the expenses payable under this Section 11.1. At the initial Closing, the Company shall reimburse the Lead Investor all reasonable fees and disbursements of its counsel Lucosky Brookman LLP, it being understood that Lucosky Brookman LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel. Except as specified above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Notes and the Warrants.

11.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Email:

Attention:

With a copy (which shall not constitute notice) to:

Email:

Tel:

Attention:

If to an Investor to the address set forth on such Investor’s signature page.

With a copy, in case of the Lead Investor, (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Fifth Floor

Woodbridge, NJ 08830

Email: sbrookman@lucbro.com

Attention: Seth Brookman, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

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11.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, without reference to principles of conflict of laws or choice of laws.

11.5 Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York (Commerical Division), or in the United States District Court for the Southern District of New York. The Company and the Investors irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

11.6 Independent Nature of Investors' Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance or non-performance of the obligations of any other Investor under any Transaction Document. Nothing contianed herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Except as otherwise set forth herein or in any other Transaction Document, each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any Proceeding for such purpose. Each Investor has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. In this regard Lucosky Brookman LLP has acted as counsel only to the Lead Investor and not to any other Investor. The Company has elected to provide all Investors with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Investors. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among the Investors.

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11.7 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

11.8 Survival. The representations, warranties, agreements and covenants contained herein shall survive each Closing and the delivery of the Securities at such Closing.

11.9 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

11.10 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Lead Investor and each other Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

11.11 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

11.12 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investors and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Investor. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investors” and such transferee is an accredited investor.

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11.13 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.14 Counterparts. This Agreement may be executed in identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

11.15 Specific Performance. The Company acknowledges that monetary damages alone would not be adequate compensation to the Investors for a breach by the Company of this Agreement and the Investors may seek an injunction or an order for specific performance from a court of competent jurisdiction if (a) the Company fails to comply or threatens not to comply with this Agreement or (b) the Investors have reason to believe that the Company will not comply with this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.

COMPANY:

GIVBUX, INC.

By:
Name:
Title:

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[INVESTOR SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first set forth above.

Name of Investor: KIPS BAY SELECT LP

Signature of Authorized Signatory of Investor: _______________________________________________

Name of Authorized Signatory: ___________________________________________________________

Title of Authorized Signatory: ____________________________________________________________

Email Address of Authorized Signatory: ____________________________________________________

Facsimile Number of Authorized Signatory: __________________________________________________

Address for Notice to Investor:

Address for Delivery of Securities to Investor (if not same as address for notice):

Funding Amount: Up to $11,111,111.11

Principal Amount: Up to $10,000,000.00

EIN Number: ___________________

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EXHIBIT A

FORM OF NOTE

[See attached]

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EXHIBIT B

FORM OF WARRANT

[See attached]

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EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

[See attached]

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EXHIBIT D

FLOW OF FUNDS REQUEST

GivBux, Inc. – Securities Purchase Agreement – Flow of Funds Request

In connection with the Securities Purchase Agreement, dated May 7, 2025 (the “Agreement”), between GivBux Inc. (the “Company”) and the Investors thereto, the Company irrevocably authorizes the Investors to distribute such funds as set out below, in the manner set out below, at the applicable Closing.

Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	Amount
Closing	$
$
Total	$

Please transfer the net amount of US $                due at the applicable Closing, to the following bank account:

Bank ID type:

Bank ID:

Bank Name:

Bank Address 1:

Bank Address 2:

Recipient Account (if appropriate enter the IBAN):

Recipient name:

Recipient Address 1:

Recipient Address 2:

Yours sincerely,

 GivBux, Inc.

By:

Name

Title

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EXHIBIT E

FORM OF SECURITY AGREEMENT

[See attached]

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EXHIBIT F

FORM OF SUBSIDAIRY GUARANTEE

[See attached]

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